UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2019

INLAND RESIDENTIAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-55765 (Commission File Number)	80-0966998 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01	Entry into a Material Definitive Agreement.

On February 12, 2019, Inland Residential Properties Trust, Inc. (the “Company”), through IRESI Frederick Market Square, L.L.C., an indirect wholly owned subsidiary of the Company (the “Retreat Subsidiary”), entered into an agreement with 515 22nd Street Limited Partnership, an unaffiliated third party (the “Buyer”), to sell the property located at 300 Cormorant Place, Frederick, Maryland, commonly known as “The Retreat at Market Square” (the “Property”) to the Buyer for approximately $47.0 million excluding closing costs, commissions, and certain prorations and adjustments (the “Agreement”). Sale of the Property is subject to conditions contained in the Agreement.

The Agreement contains customary representations and warranties, which survive the closing of the sale until December 31, 2019. The Agreement limits the Retreat Subsidiary’s aggregate liability to the Buyer for any claim in connection with the Agreement or the Property, including without limitation any claim for breach of any representation or warranty of the Retreat Subsidiary, to no more than $650,000; except that, this limitation does not apply to any of the Retreat Subsidiary’s liability for pre-closing water usage at the Property. In the event that the Retreat Subsidiary has not reached full and final resolution with the city water department prior to closing in connection with any discrepancy over amounts owed for pre-closing water usage or the metering system, the Retreat Subsidiary must indemnify the Buyer and the title company against any lien in favor of the city, and the Retreat Subsidiary must escrow with the title company at closing an amount equal to $250,000 to be held by the title company until the full and final resolution with the city, but in no event more than 12 months after the closing date.

The Buyer has funded an earnest money deposit into escrow in the amount of $1.0 million pursuant to the terms of the Agreement, with $150,000 being non-refundable to the Buyer immediately, and the remaining escrow amount of $850,000 becoming non-refundable upon the expiration of the due diligence period on February 25, 2019; except that, the entire earnest money amount is refundable where, among other things, the Buyer terminates the Agreement due to a default by the Retreat Subsidiary in its obligations under the Agreement or due to the Retreat Subsidiary’s failure to satisfy any of the conditions precedent to the Buyer’s obligations under the Agreement, and the remaining escrow amount of $850,000 is refundable past expiration of the due diligence period on February 25, 2019 where the Buyer terminates the Agreement as a result of the Retreat Subsidiary’s failure to convey title to the Property pursuant to the terms of the Agreement.

The sale is expected to close by March 29, 2019, subject to the closing conditions set forth in the Agreement being satisfied.

The foregoing summary description of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to a future filing by the Company with the Securities and Exchange Commission (the “SEC”).

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". These statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the sale of the Property, the funding of earnest money deposits into escrow, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in the Company’s most recent Form 10-K/A for the year ended December 31, 2017 filed on March 21, 2018 and subsequent Form 10-Qs and Form 8-Ks on file with the SEC.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Current Report on Form 8-K. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

Date:	February 19, 2019	By:	/s/ Mitchell A. Sabshon
		Name:	Mitchell A. Sabshon
		Title	President and Chief Executive Officer

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